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                                                                    EXHIBIT 99.1


NEWS FROM ...                                             DEARBORN BANCORP, INC.
                                                           22290 Michigan Avenue
                                                       Dearborn, Michigan  48124


Contact:          Michael J. Ross  (313) 565-5700 or
                  Jeffrey L. Karafa (313) 274-1000
                                                               FOR IMMEDIATE USE


             DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND

         Dearborn, Michigan, December 17, 2002, ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, today declared a stock dividend of one share of it's common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business December 27, 2002. The stock dividend will be distributed on January 17, 2003.

         If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.

         John E. Demmer, Chairman of the Board, announced the stock dividend and said "In recognition of our improved profitability, our Board felt that it would be appropriate to declare this second stock dividend for the year."

         Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn operates full service branch offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township and Clinton Township in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.